Exhibit 99.10

February 9, 2005

Cornerstone Realty Income Trust, Inc.
Board of Directors
360 East Main Street
Richmond, VA 23219

Re:	Registration Statement (File No. 333-121675) of Colonial Properties Trust, filed with the Securities and Exchange Commission on February 9, 2005

Ladies and Gentlemen:

Reference is made to our opinion letter dated October 25, 2004 with respect to the fairness, from a financial point of view, of the aggregate consideration to be received by the holders of common stock, no par value, of Cornerstone Realty Income Trust, Inc. (“Cornerstone”) pursuant to that certain Agreement and Plan of Merger, dated as of October 25, 2004, among Colonial Properties Trust (the “Company”), CLNL Acquisition Sub LLC, a wholly owned subsidiary of the Company, and Cornerstone.

The foregoing opinion is provided for the information and assistance of the Board of Directors of Cornerstone in connection with its consideration of the transaction contemplated therein and is not to be summarized, excerpted from or otherwise publicly referred to, nor is to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document except in accordance with

Cornerstone Realty Income Trust
February 9, 2005
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our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions “Summary-Opinions of Financial Advisors-Cornerstone,” “Summary-Recommendation of Cornerstone Board,” “The Merger-Background of the Merger,” “The Merger-Cornerstone Reasons for the Merger; Recommendation of Cornerstone Board” and “The Merger-Opinion of Wachovia Securities” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Wachovia Securities